Exhibit 16(c)(xii)
– Preliminary Working Draft – – Highly Confidential –August 10, 2025Project MangroveConfidential Discussion MaterialsPrepared for the Special Committee of the Board of Directors

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Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Special Committee of the Board of Directors of Mangrove in connection with its evaluation of a proposed sale of Mangrove and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Mangrove and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Mangrove. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mangrove or any other entity, or concerning the solvency or fair value of Mangrove or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mangrove as to the future financial performance of Mangrove, and at your direction Centerview has relied upon such forecasts, as provided by Mangrove's management, with respect to Mangrove. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Mangrove.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Mangrove (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Mangrove or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

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Overview of Offer

Implied Offer Range Metrics		
Share Price		**$5.20**
x DSO[1]		86.9
Implied Equity Value		**$452**
(+) Debt[2]		1,071
(-) Cash[2]		(32)
Implied Enterprise Value		**$1,490**
Mangrove Management Plan	Metric	
EV / Adj. EBITDA		
2025E	$278	5.4x
NTM[3]	294	5.1x
Mangrove Consensus		
EV / Adj. EBITDA		
2025E	$279	5.3x
NTM[3]	277	5.4x
Offer Price % Prem. / (Disc.) as of Unaffected Date:[4]		
5/2/24	$3.79	+37%
L52-Week High	11.32	(54%)
L52-Week Low	2.87	+81%
30-Day VWAP	3.59	+45%
60-Day VWAP	3.52	+48%
90-Day VWAP	3.57	+46%
Offer Price % Prem. / (Disc.) as of Current:		
8/8/25	$3.19	+63%
L52-Week High	5.78	(10%)
L52-Week Low	3.17	+64%
30-Day VWAP	3.65	+43%
60-Day VWAP	3.87	+34%
90-Day VWAP	4.08	+27%

Source: DigitalBridge's non-binding revised proposal received on 8/8/25, Mangrove Management Plan as of 1/15/25 and FactSet as of 8/8/25.
Note: U.S. dollars in millions, except per share amounts. EBITDA figures reflect EBITDA estimates in USD per FactSet.
(1) Assumes DSO per Mangrove management as of 8/7/25.
(2) Reflects balance sheet as of 6/30/25.
(3) Reflects NTM Adj. EBITDA as of 8/8/25.
(4) Unaffected date of 5/2/2024, prior to the date that DB and Crestview publicly announced the initial proposal.

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Share Price Performance Over Time

Indexed Share Price Performance – Last Five Years



$25
$20
$15
$10
$6.47
$5
$0
Aug-20
Feb-21
Aug-21
Feb-22
Aug-22
Feb-23
Aug-23
Feb-24
Aug-24
Feb-25
Aug-25
March 2022:
First Fed rate hike post-pandemic
August 2022:
Reported Q2'22 Results
November 2022:
Reported Q3'22 Results
May 2022:
Reported Q1'22 Results, Doubled Greenfield Expansion Plans
May 2023:
Reported Q1'23 Results
November 2023:
Reported Q3'23 Results
May 2025:
Reported Q1'25 Results
+91%
Mangrove Current 52-Week High (8/19/24): $5.78
Mangrove Current 52-Week Low (8/7/25): $3.17
Current:
$3.19
(51%)
(71%)
Mangrove
Broadband Peers
S&P 500

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Source: FactSet as of 8/8/25.

Note: Prices indexed to Mangrove as of 8/7/20. Broadband peers include CABO, CHTR, CMCSA, LUMN and SHEN.

– Preliminary Working Draft – – Highly Confidential –45 Year Management Plan SummarySource: Mangrove management.Note: U.S. dollars in millions. Reflects management forecast received by Centerview on 01/15/2025.(1) Burdened by Stock-Based Compensation.(2) Includes Non-EBITDA Severance, Non-Recurring & Integration Expenses, and Other Expenses.Historicals Projections2022 2023 2024 2025 2026 2027 2028 2029Revenue $705 $687 $630 $585 $573 $592 $630 $672% Growth (3%) (8%) (7%) (2%) +3% +6% +7%% Fiber 1% 4% 7% 11% 15% 19%Adj. EBITDA(1) $254 $259 $279 $266 $293 $317 $349 $376% Growth +2% +8% (4%) +10% +8% +10% +8%% Margin 36% 38% 44% 46% 51% 54% 55% 56%(-) D&A (139) (140) (136) (169) (191)Adj. EBIT $127 $153 $181 $181 $185% Growth +20% +18% (0%) +2%% Margin 22% 27% 31% 29% 28%(-) Taxes (32) (38) (45) (45) (46)Tax Rate 25% 25% 25% 25% 25%NOPAT $95 $115 $136 $135 $139(+) D&A 139 140 136 169 191(-) Capex (214) (276) (269) (263) (262)(-) Δ in NWC (15) (0) (5) 1 (4)(-) Other(2) (40) (14) (5) (6) (4)Unlevered Free Cash Flow ($34) ($36) ($7) $37 $60% Growth n.m. n.m. n.m. n.m. +65%% Conversion (13%) (12%) (2%) 10% 16%

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Overview of Valuation Methodologies

Methodology		Description
For Reference	***52-Week Trading Range as of 8/8/25***	▪ Range of closing share prices for Mangrove stock over the 52 weeks ending 8/8/25
	Analyst Price Targets	▪ Price targets for Mangrove per recent Wall Street analyst research reports as of latest available date
Trading Multiples	***EV / NTM Adj. EBITDA***	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Mangrove Management Plan NTM EBITDA
Precedent Transactions	***EV / LTM Adj. EBITDA***	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Mangrove Management Plan LTM EBITDA
Discounted Cash Flow Analysis *Including Value of Tax Assets*		▪ Mangrove Management Plan ▪ Weighted Average Cost of Capital of 8.0% – 9.0% ▪ Terminal EV / NTM EBITDA of 5.0x – 6.0x ▪ Assumes utilization of NOLs starting in 2027E

Source: Mangrove management, public filings, FactSet, and Bloomberg.
Note: U.S. dollars in millions, except per share amounts. Balance sheet as of 6/30/25 per Mangrove management. DSO as of 8/7/2025 per Mangrove management. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 8/8/25.

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Mangrove Valuation Analysis

Methodology		Relevant Metrics	Implied Share Price Range (Low)	Implied Share Price Range (High)
For Reference	*52-Week Trading Range as of 8/8/25*	Low (8/7/25) / High (8/19/24)	$3.17	$5.78
For Reference	*Analyst Price Targets*	Low / High *(Latest Available Reports)*	$4.00	$6.50
Trading Multiples	*EV / NTM Adj. EBITDA*	4.3x – 5.3x NTM Adj. EBITDA of $294mm	$2.60	$5.95
Precedent Transactions	*EV / LTM Adj. EBITDA*	5.5x – 7.0x LTM Adj. EBITDA of $283mm	$5.95	$10.85
Discounted Cash Flow Analysis *Including Value of Tax Assets*		WACC: 8.0% – 9.0% Terminal EBITDA Mult. : 5.0x – 6.0x	$3.05	$6.75

Offer Price: $5.20

Source: Mangrove management, public filings, FactSet, and Bloomberg.
Note: U.S. dollars in millions, except per share amounts. Balance sheet as of 6/30/25 per Mangrove management. DSO as of 8/7/2025 per Mangrove management. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 8/8/25.

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For Reference: Research Analyst Price Targets

Broker	Price Target	Valuation Methodology
Benchmark	$6.50 (5/28/25)	DCF: 11.8% WACC, 1% PGR
UBS	$4.80 (5/8/25)	~5.0x NTM EBITDA
Key	$4.00 (5/6/25)	5.1x 2026E EBITDA
Raymond James	Sell [(1)]	No Price Target Disclosed

Buy Hold Sell

Source: Wall Street research, Bloomberg and FactSet as of 8/8/25.

(1) No price target disclosed in latest research; prior price target of $5.00 as of 3/14/2024.

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– Preliminary Working Draft – – Highly Confidential –8EV /Market '24A-'26E '25E EBITDA % B2C Customers Broadband '25E UFCF (2) NTM Homes TotalCompany TEV Cap. Sales CAGR Margin by Technology (1)Penetration % Revenue EBITDA Passed Subscribers$208.8 $118.9 +1.7% 30.6% 50% 21.3% 5.5x n.a. n.a.137.3 40.0 +0.8% 41.3% 58% 20.5% 5.9x 2,415 4,36318.4 4.0 (4.6%) 26.9% 12% (6.8%) 5.4x 4,392 17,1273.4 0.8 (3.6%) 53.4% 37% 34.2% 4.3x 1,196 3,4581.2 0.7 +9.5% 32.1% 30% (65.2%) 9.1x 1,975 6,551Selected Public Trading StatisticsCable Fiber Copper(4) (4)Source: Mangrove Management Plan and FactSet as of 8/8/25.Note: U.S. dollars in billions. Reflects calendarized financials. EBITDA unburdened by stock-based compensation. Financial estimates reflect mean broker estimates inUSD per FactSet. EBITDA figures reflect EBITDA estimates in USD per FactSet. Assumes market value of debt as of 5/21/25 for Lumen, reflecting unaffecteddate. (1) As of latest filing. (2) Unlevered free cash flow defined as EBITDA less capex. (3) As of unaffected date of 5/21/25. (4) Represents Fiber metrics.47%53%100%100%100%41% 59%(3)

– Preliminary Working Draft – – Highly Confidential –90.0x2.0x4.0x6.0x8.0x10.0x12.0x14.0x16.0x18.0x20.0xAug-20 Feb-21 Aug-21 Feb-22 Aug-22 Feb-23 Aug-23 Feb-24 Aug-24 Feb-25 Aug-25Multiple Evolution Over TimeEV / NTM EBITDA – Five Years to Date6.7x14.8x5.9x15.2x11.1x4.7xSource: FactSet as of 8/8/25.Note: Broadband peer median includes CABO, CHTR, CMCSA, LUMN and SHEN.Mangrove Broadband Peers S&P 500June 2021:Sale of Select Properties from Mangrove toAstound and Atlantic BroadbandNovember 2020:Sale of Astound to Stonepeak12.5x11.0xAvg. EV / NTM EBITDA (to Current) R 2 vs. 20-Year TreasuryL5Y L2Y L1Y YTDMangrove 6.2x 4.9x 5.0x 4.9xBroadband Median 8.2x 6.7x 6.4x 6.2xMult. Prem / (Disc.) (2.0x) (1.8x) (1.4x) (1.3x)% Prem. / (Disc.) (24%) (27%) (21%) (20%

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Selected Precedent Transactions

			Operational Metrics			Valuation Metrics		
Ann. Date	Target	Acquiror	Target Description	Fiber Homes Passed %	% Fiber[(1)] Revenue	Ent. Value	EV / LTM EBITDA	For Reference: Premium
16-May-25	Cox Communications	Charter Communications	Cable Incumbent	0%	0%	$34,500	6.4x	n.a.
5-Sep-24	Frontier	Verizon	Incumbent LEC	47%	55%	20,000	9.2x	37%
16-Oct-23	Consolidated Communication	Searchlight	Incumbent LEC	43%	45%	3,100	9.6x	70%
4-Aug-21	Lumen	Apollo	Incumbent LEC	4%	6%[(2)]	7,500	5.5x	n.a.
13-Mar-20	Cincinnati Bell	Macquarie	Incumbent LEC	n.a.	29%	2,907	7.2x	101%[(3)]
29-May-19	Frontier	Searchlight	Incumbent LEC	29%	50%[(2)]	1,352	5.0x	n.a.
10-Jul-17	Hawaiian Telecom	Cincinnati Bell	Incumbent LEC	24%	n.a.	656	5.9x	26%
5-Feb-15	Verizon (Assets)	Frontier	Incumbent LEC	54%	n.a.	10,540	6.2x	n.a.

Source: Public filings and materials, FactSet.
Note: U.S. dollars in millions. (1) Reflects % Fiber revenue at time of deal announcement. (2) Reflects % of Fiber customers as percentage of total broadband customers at time of deal announcement. (3) Reflects the agreed upon premium paid as of the 3/23/2020 merger agreement with Macquarie vs. the unaffected date of 12/20/2019. Original offer from Brookfield submitted on 12/23/2019 represented a 36% premium vs. the unaffected date of 12/20/2019.

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Discounted Cash Flow Analysis

	Fiscal Year Ending December 31,					Terminal	'25E - '29E
	2025	2026	2027	2028	2029	Year	CAGR
Revenue	$585	$573	$592	$630	$672	$672	+3%
% Growth		*(2%)*	*+3%*	*+6%*	*+7%*		
Adj. EBITDA[(1)]	$266	$293	$317	$349	$376	$376	+9%
% Growth		*+10%*	*+8%*	*+10%*	*+8%*		
% Margin	*46%*	*51%*	*54%*	*55%*	*56%*	*56%*	
(-) D&A	(139)	(140)	(136)	(169)	(191)	(200)	
Adj. EBIT	$127	$153	$181	$181	$185	$176	
% Growth		*+20%*	*+18%*	*(0%)*	*+2%*		
% Margin	*22%*	*27%*	*31%*	*29%*	*28%*	*26%*	
(-) Taxes	(32)	(38)	(45)	(45)	(46)	(44)	
Tax Rate	25%	25%	25%	25%	25%	25%	
NOPAT	$95	$115	$136	$135	$139	$132	
(+) D&A	139	140	136	169	191	200	
(-) Capex	(214)	(276)	(269)	(263)	(262)	(200)	
(-) Δ in NWC	(15)	(0)	(5)	1	(4)	–	
+/- Other	(40)	(14)	(5)	(6)	(4)	(4)	
Unlevered Free Cash Flow	($34)	($36)	($7)	$37	$60	$128	
% Growth		*n.m.*	*n.m.*	*n.m.*	*+65%*		
% Conversion[(2)]	*(13%)*	*(12%)*	*(2%)*	*10%*	*16%*	*34%*	

		Implied Share Price[(3)]			Implied PGR		
		Exit Multiple			Exit Multiple		
		5.0x	5.5x	6.0x	5.0x	5.5x	6.0x
WACC	8.0%	$3.70	$5.25	$6.75	0.8%	1.5%	2.0%
	8.5%	3.35	4.85	6.35	1.3%	1.9%	2.4%
	9.0%	3.05	4.50	6.00	1.7%	2.4%	2.9%

Source: Mangrove Management Plan and FactSet as of 8/8/25.
Note: U.S. dollars in millions, except per share amounts. Assumes valuation date of 6/30/25, including 6/30/25 balance sheet and DSO as of 8/7/2025 per Mangrove Management. Includes cash flows from Q3'25 onwards, reflecting YTD actuals. Reflects mid-year convention discounting. Share price figures rounded to the nearest 5 cents. (1) Burdened by stock-based compensation. (2) UFCF conversion calculated as UFCF / Adj. EBITDA. (3) Includes utilization of net operating losses starting in 2027 per Management.

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– Preliminary Working Draft – – Highly Confidential –12Peer Unlevered Beta WACC CalculationMarket Debt / Beta(1)Company Debt Cap. Equity Levered Unlevered Cost of EquityComcast $107,428 $118,896 90% 0.533 0.410 20Y U.S. Treasury Yield 4.8%Charter 94,257 40,039 235% 0.811 0.316 Unlevered Beta 0.31Lumen 16,330 4,016 407% 0.647 0.189 Target Debt / Equity 200%Cable One 3,500 783 447% 0.434 0.143 Levered Beta 0.775Shenandoah 513 689 74% 0.182 0.292 LT U.S. Historical Risk Premium(4) 7.3%Peer Median 235% 0.533 0.292 Size Premium(5) 1.7%Peer Average 251% 0.521 0.270 Cost of Equity 12.2%Mangrove 1,071 277 386% 0.783 0.219Cost of DebtPre-Tax Cost of Debt(6) 8.5%Tax Rate 25.0%After-Tax Cost of Debt 6.4%Memo: Debt / Capital 67%WACC(7) 8.3%Mangrove WACC AnalysisSource: Mangrove management, public filings, Bloomberg and FactSet as of 8/8/25.Note: U.S. dollars in millions. Mangrove balance sheet as of Q2’25 and DSO as of 8/7/2025 per company management. (1) Represents two-year weekly average leveredraw and unlevered adjusted beta. Unlevered betas assume 25.0% tax rate for each company. (2) As of unaffected date of 5/21/25, prior to announcement ofAT&T transaction. (3) Based on market value of debt as of unaffected date of 5/21/25. (4) Duff & Phelps, 2024. (5) Size premium reflects companies with marketcapitalization between $0.3bn and $0.6bn. (6) Based on current trading yields of comparable broadband, mid-cap, high yield companies. (7) WACC equals ((debt /capitalization * (cost of debt * (1 – tax rate))) + (equity / capitalization * levered cost of equity)).(2) (3)WACC Sensitivity WACC SensitivityDebt / Unlevered BetaEquity 0.22 0.26 0.29 0.33 0.36 0.40150% 7.8% 8.0% 8.3% 8.5% 8.7% 8.9%175% 7.8% 8.0% 8.2% 8.5% 8.7% 8.9%200% 7.8% 8.0% 8.2% 8.4% 8.7% 8.9%225% 7.8% 8.0% 8.2% 8.4% 8.6% 8.9%250% 7.8% 8.0% 8.2% 8.4% 8.6% 8.8%

– Preliminary Working Draft – – Highly Confidential –13Mangrove NOL AnalysisSource: Mangrove management.Note: U.S. dollars in millions, except per share amounts. Mangrove balance sheet as of 6/30/25 and DSO as of 8/7/2025 per Mangrove Management. Assumes mid-yeardiscounting.(1) Assumes U.S. federal tax rate of 21%.(2) NOLs applied to offset federal tax expense based on usage from Management.Cash Flow Benefit of NOLsNOL CashFlowBenefit toMangrovePresentValue ofNOL CashFlowBenefit toMangroveFiscal Year Ending December 31,2024 2025 2026 2027 2028 2029Mangrove NOL Usage – – – $103 $80 –(x) Mangrove Tax Rate (1) 21% 21% 21% 21% 21% 21%Mangrove Cash Tax Benefit – – – $22 $17 –Beginning NOL Balance $183 $183 $183 $183 $80 –(-) Mangrove NOL Usage(2) – – – (103) (80) –Ending NOL Balance $183 $183 $183 $80 – –Implied Value /Discount Rate PV of NOL Share8.0% $31.9 $0.378.5% 31.5 0.369.0% 31.2 0.36

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Peer Yield vs. Single-B Index

Yield – Last 1 Year


Lumen(1)
Cable One(2)
Single-B Index
20.0%
18.0%
17.0%
16.0%
14.0%
12.0%
10.0%
8.9%
8.0%
7.3%
6.0%
4.0%
9.8%
8.7%
6.9%
Aug-24
Sep-24
Oct-24
Nov-24
Dec-24
Jan-25
Feb-25
Mar-25
Apr-25
May-25
Jun-25
Jul-25
Aug-25

Average Yield Over Time			
	Lumen	Cable One	Single B-Index
S&P Rating	*B-*	*BB-*	*n.a.*
1-Year	10.9%	8.5%	7.0%
Δ vs. Single-B Index	3.9%	1.4%	–
6-Month	10.2%	8.9%	7.3%
Δ vs. Single-B Index	2.9%	1.6%	–
3-Month	9.8%	9.3%	7.2%
Δ vs. Single-B Index	2.7%	2.1%	–

Source: Bloomberg and FRED as of 8/8/2025.
Note: Reflects yield-to-maturity over time per Bloomberg estimates.
(1) Reflects longest-dated senior unsecured bond with 2042 maturity.
(2) Reflects longest-dated senior unsecured bond due 2030.

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Mangrove Capitalization Summary

Mangrove Capitalization Summary	
Price Per Share *(Offer)*	**$5.20**
Outstanding Shares[(1)] *(mm)*	85.8
Performance Stock Units	1.1
Fully Diluted Shares Outstanding	**86.9**
Equity Value ($mm)	**$452**

Source: Mangrove management.
Note: Reflects DSO as of 8/7/2025.
(1) Includes 2.8mm of Restricted Stock Awards.

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